Exhibit 21

List of Subsidiaries of Australian Oilseeds Holdings Limited

The following entities are the wholly-owned subsidiaries of Australian Oilseeds Holdings Limited.

Name	Place of Incorporation

EDOC Acquisition Corp.	Cayman Islands
Australian Oilseeds Investments Pty Ltd.	Australia
Good Earth Oils Pty Ltd.	Australia
Cowcumbla Investments Pty Ltd.*	Australia

*	82.7% owned by Australian Oilseeds Holdings Limited. Cowcumbla Investments Pty Ltd. will wholly own Cootamundra Oilseeds Pty Ltd., which is incorporated in Australia.